Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q1 2021 Results

BENSALEM, PA, April 21, 2021 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended March 31, 2021 revenue of $407.8 million and net income of $24.7 million, or $0.33 per basic and diluted common share. The Company’s Board of Directors declared a quarterly cash dividend of $0.2075 per common share, the 71st consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “The vaccine roll-out is proving to be a real game changer for the industry, as new COVID cases among patients and residents dropped over 90% between Q4 and Q1. Vaccinations have not only helped stabilize census but have also boosted morale for frontline caregivers and HCSG heroes, who continue their tireless efforts to protect those most vulnerable. And although the pace of census and overall industry recovery remains uncertain, immunization is a critical first step.”

Mr. Wahl continued, “We delivered outstanding operational outcomes in Q1, and I’m extremely pleased with our strong start to the year. We remain laser-focused on the elements of our business within our control: successful service execution, customer satisfaction, systems adherence and regulatory compliance.”

Mr. Wahl concluded, “Looking ahead, we will continue to closely monitor the path and pace of industry recovery and remain flexible in order to deliver the best possible outcomes on all fronts in Q2. While COVID remains a near-term headwind on revenue, some of the recent, more positive industry and customer data have provided us with improved top line visibility for potential growth opportunities in the back of the year.”

First Quarter Results

Revenue for the quarter was $407.8 million, with housekeeping & laundry and dining & nutrition segment revenues of $215.1 million and $192.7 million, respectively. Revenue included $3.9 million of COVID-19 supplemental billings, primarily related to employee pay premiums passed through to customers.

Direct cost of services was reported at $336.6 million, or 82.6%, below the Company’s historical target of 86.0%.

Housekeeping & laundry and dining & nutrition segment margins were 13.1% and 10.4%, respectively.

Selling, general and administrative (“SG&A”) was reported at $40.0 million, or 9.8%; after adjusting for the $1.3 million increase in deferred compensation, actual SG&A was $38.7 million, or 9.5%. During the quarter, SG&A was also impacted by approximately $2.0 million of legal and professional fees related to the previously announced SEC matter.

The Company reported an effective tax rate of 25.2% and expects a 2021 tax rate of 24% to 26%.

Cash flow from operations for the quarter was $3.5 million. This includes a $30.7 million decrease in accrued payroll.

Exhibit 99.1
Dividend & Share Repurchase

The Company’s Board of Directors declared a quarterly cash dividend of $0.2075 per common share, payable on June 25, 2021 to shareholders of record at the close of business on May 21, 2021. This represents the 72nd consecutive quarterly cash dividend payment, as well as the 71st consecutive increase since the initiation of quarterly cash dividend payments in 2003. Additionally, the Company remains authorized to repurchase 1.7 million shares of our common stock pursuant to the previous Board of Directors’ authorization and expects to repurchase up to 1.0 million shares through February 2022.

SEC Matter Update

As previously disclosed, the Securities and Exchange Commission (“SEC”) has been conducting an investigation into the Company’s earnings per share (“EPS”) calculation practices. Following receipt of a letter from the SEC in November 2017 regarding its inquiry into those practices and a subpoena in March 2018, the Company authorized its outside counsel to conduct an internal investigation, under the direction of the Company’s Audit Committee, into matters related to the SEC subpoena. This investigation was completed in March 2019, and the Company has continued to cooperate with the SEC’s investigation and document requests since then. As previously announced, the Company and the SEC have recently commenced discussions regarding a potential resolution of the investigation, which focuses on periods prior to 2018 and expects to continue to work with the SEC in working toward a final resolution.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, April 21, 2021, at 8:30 a.m. Eastern Time to discuss its results for the three months ended March 31, 2021. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics having a significant portion of our consolidated revenues contributed by one customer during the three months ended March 31, 2021; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any litigation claims, enforcement actions, regulatory actions and investigations arising from personal injury and loss of life related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; changes in the federal corporate tax rate; the impact of the Securities and Exchange Commission investigation and related class action lawsuit; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2020 under “Government Regulation of Clients,” “Service Agreements and Collections,” and "Competition" and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers in bankruptcy, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2021	2020
Revenues	$407,751	449,150
Operating costs and expenses:
Cost of services provided	336,619	387,156
Selling, general and administrative	39,987	30,017
Income from operations	31,145	31,977
Other income, net:
Investment and other income, net	1,807	(5,195)
Income before income taxes	32,952	26,782
Income tax expense	8,299	6,592

Net income	$24,653	$20,190

Basic earnings per common share	$0.33	$0.27

Diluted earnings per common share	$0.33	$0.27

Cash dividends declared per common share	$0.20750	$0.20250

Basic weighted average number of common shares outstanding	75,003	74,658

Diluted weighted average number of common shares outstanding	75,224	74,767

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$123,654	$139,330
Marketable securities, at fair value	125,773	125,012
Accounts and notes receivable, net	252,778	255,474
Other current assets	69,985	52,587
Total current assets	572,190	572,403

Property and equipment, net	27,722	26,561
Notes receivable - long-term	31,795	34,417
Goodwill	51,084	51,084
Other intangible assets, net	17,146	18,187
Deferred compensation funding	46,981	46,825
Other assets	35,891	35,554
Total Assets	$782,809	$785,031

Accrued insurance claims - current	$22,702	$21,610
Other current liabilities	124,205	140,650
Total current liabilities	146,907	162,260

Accrued insurance claims - long-term	60,348	60,818
Deferred compensation liability	46,876	46,827
Other non-current liabilities	35,576	34,665

Stockholders' equity	493,102	480,461
Total Liabilities and Stockholders' Equity	$782,809	$785,031